Exhibi 99.1

FOR IMMEDIATE RELEASE

EcoBlu Products, Inc. Executes a Securities Purchase Agreement
that Provides $1.5 million in Convertible Debt Financing

Vista, California, March 29th, 2010 — EcoBlu Products, Inc. (OTCBB: ECOB), an environmentally friendly wood manufacturer, announced today that the Company entered into a definitive purchase agreement on March 26th, 2010, with institutional investors to place Senior Secured Convertible Notes totaling $1.5 million in gross proceeds before fees and expenses. The net proceeds of the financing will be used for the purchase of inventory, including lumber and chemical concentrates, and for general working capital. The transaction closed simultaneously with the execution of such purchase agreement.

Beginning June 26th, 2010, the Notes will amortize in ten monthly installments. The amortization payments can be made in, at the Company’s option, either cash or, subject to the satisfaction of certain customary conditions, registered shares of common stock.

Chardan Capital Markets, LLC acted as exclusive placement agent for this transaction. For more detailed information on this financing, please refer to the Company's Current Report on Form 8-K and related exhibits filed with the SEC on March 29th, 2010.

About EcoBlu Products, Inc.
EcoBlu Products, Inc. is a manufacturer of proprietary wood products coated with an eco-friendly chemistry that protects against mold, fungus, rot-decay, wood ingesting insects, termites and fire with EcoBlu’s FRC™ technology (Fire Retardant Coating).  EcoBlu products utilizing BLUWOOD™ and FRC™ technology is the ultimate in wood protection, preservation, and fire safety to building components constructed of wood; from joists, beams and paneling, to floors and ceilings.

The Company is committed to the development, marketing and sales of environmentally-responsible building materials. EcoBlu products are ready to deliver the winning edge to builders and the environment with its sustainable green product line.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: The statements in this release relating to completion of the acquisition and the positive direction are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some or all of the results anticipated by these forward-looking statements may not occur.  Factors that could cause or contribute to such differences include, but are not limited to, contractual difficulties which may arise, the failure to obtain necessary approvals, the future market price of EcoBlu Products, Inc. common stock and the ability to obtain the necessary financing.

Company Contact
EcoBlu Products, Inc.
909 West Vista Way
Vista, California 92083
Phone: 1-877-732-6258
Email: info@ecobluproducts.com
Web Site: www.ecobluproducts.com
Visit us on YouTube at: www.youtube.com/ecobluproducts

Investor Relations
PR Financial Marketing, LLC
Jim Blackman
(713) 256-0369
jim@prfmonline.com

Media Contact
Rick Schloss
Rick Schloss Communications
3500 Sports Arena Blvd
San Diego, CA 92110
619 308-4387 (office) 619 708-6007 (cell) 619 224-3010 (fax)
Rickschlosspr@aol.com